Exhibit 99.1
Zila Takes Steps to Restructure its Business
- Company Poised For Growth -
PHOENIX—(BUSINESS WIRE)—August 14, 2007—Zila, Inc. (NASDAQ GM: ZILA), announced it has taken significant steps to restructure its business through the amendment of its $12 million convertible note, an evaluation of its OraTest program and a major cost reduction program.
Debt Covenant Amendments
Zila has successfully completed the restructuring of its convertible debt instrument. The $12 million convertible note, held by two of Zila’s largest investors, Visium Asset Management and Balyasny Asset Management, was amended, removing restrictive covenants which free up additional working capital and further preserve cash by providing the Company with an option to make interest payments on the note with cash or stock.
In a separate transaction, the Company repurchased 932,832 shares of common stock from Visium funds at the market price of $1.34 per share as well as 227,270 warrants priced at a Black-Scholes value of $0.66 per warrant.
OraTest Evaluation
As discussed in its recent third quarter fiscal year 2007 earnings call, management indicated that it was in the process of conducting a thorough review of all aspects of the OraTest program. This review was to include its history, present status and future prospects, including OraTest’s regulatory path to approval with FDA and its post-approval commercial potential. Having completed the review, the Company has decided to continue enrollment in the Phase III clinical trial at least through September, 2007. Based on the study design and statistical powering of the trial, the endpoint may be met within this timeframe. However, even if the endpoint is met, there would be considerable activities required to submit a New Drug Application (NDA). The actions required are Chemistry, Manufacturing and Control (CMC) and clinical, which may include a second clinical trial to support the NDA. The Company has begun the process of seeking a partner that will be needed to continue the OraTest program.

Cost Reduction and Restructuring
The Company has taken certain actions to reduce costs and streamline its operations as it begins its new fiscal year. The Company eliminated approximately 20 full-time positions, and full-time equivalent consultants, representing an estimated annual cost of approximately $3 million. The cost to achieve these savings was approximately $800,000. In addition, given the previously disclosed uncertainty with respect to the regulatory objectives for OraTest, the Company may incur an impairment charge with respect to OraTest assets which include inventory, purchased technology rights, patents and pending patents and fixed assets with an April 30, 2007 book value of approximately $5.5 million.
David R. Bethune, Zila Chairman, commented, “With these actions, I believe we now have the opportunity to build a solid growth-focused company.”
About Zila, Inc.
Zila, Inc., headquartered in Phoenix, is an oral cancer screening company focused on the prevention and treatment of oral disease.
Zila is dedicated to establishing ViziLite® Plus as the new standard of care for the early detection of oral abnormalities that could lead to cancer, with an initial focus on the dental market through Pro-Dentec®, a leading designer, manufacturer and marketer of Soft Tissue Management (STM®) products. Sold exclusively and directly to dental professionals, Pro-Dentec’s core products include the Rota-dent® Professional Powered Brush, the Pro-Select3® Piezo-Ultrasonic Scaler System and a suite of pharmaceutical STM® products for both in-office and home-care use.
For more information about Zila, visit www.zila.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate, and we disclaim any obligation to update or revise any such forward-looking statements. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to the documents we file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended July 31, 2006, our Current Report on Form 8-K filed on December 28, 2006, and our Form 10-Q for the quarter ended April 30, 2007.
SOURCE: Zila, Inc.
CONTACT: Melanie Boosamra, Investor Relations, Zila, Inc., +1-602-200-3263